EXHIBIT - (a)(1)(i)

SIRONA DENTAL SYSTEMS, INC.

OFFERING MEMORANDUM

RELATING TO OUR

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

FOR

REPLACEMENT OPTIONS TO PURCHASE COMMON STOCK

THIS OFFER AND ALL WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M., EASTERN DAYLIGHT TIME, OR EDT, ON JANUARY 21, 2009

UNLESS THIS OFFER IS EXTENDED OR TERMINATED

Sirona Dental Systems, Inc., which is sometimes referred to in this offering memorandum as the “Company,” “Sirona,” “our,” “us” and “we,” is offering employees and consultants of Sirona and its subsidiaries the opportunity to exchange outstanding options to purchase shares of our common stock granted under the Sirona Dental Systems Inc. Equity Incentive Plan (2006) that have a per share exercise price equal to or greater than $21.32, which we refer to as “Eligible Options,” for new options to purchase fewer shares of our common stock at a lower exercise price, which we refer to as “Replacement Options,” on the terms and under the conditions set forth in this offering memorandum. In this offering memorandum, we refer to this offering as the “Offer” and we refer to the exchange of Eligible Options for Replacement Options in accordance with the terms of the Offer as the “Exchange Program.” In this offering memorandum, when we refer to a “Section,” unless otherwise indicated, we are referring to a Section of the discussion in this offering memorandum under the caption “This Offer,” which begins on page 10.

Each of the Eligible Options that may be exchanged pursuant to the Offer was granted under the Sirona Dental Systems, Inc. Equity Incentive Plan (2006) which we refer to as the “2006 Plan.” Replacement Options will be granted under the 2006 Plan upon the terms and subject to the conditions set forth in this offering memorandum and the related Sirona Stock Option Exchange Program Election Form, which we refer to as the “Election Form.” Participation in the Exchange Program is voluntary.

An individual will be eligible to participate in the Exchange Program, provided that, during the entire period from and including December 18, 2008 through the date the Replacement Options are granted, which we refer to as the “Eligibility Period,” he or she satisfies all of the following conditions:

•

Is actively employed by, or providing consulting services to, Sirona or a subsidiary of Sirona, or is receiving long-term disability benefits from Sirona, or is on one of the following short-term leaves, as defined by Sirona:

•	Military leave;

•	Short-term disability leave;

•	Family medical leave;

•	Short-term personal leave;

•	Health leave;

•	Other short-term leave approved by Sirona; and

•	Holds at least one Eligible Option.

Members of the Board of Directors of Sirona will not be eligible to participate in this Offer.

In this offering memorandum, we refer to the individuals who are eligible to participate in the Exchange Program as “Eligible Persons.”

If you are an Eligible Person and you elect to exchange one or more Eligible Options, then, for each Eligible Option you elect to exchange, you must exchange all of that Eligible Option that remains unexercised and was granted to you on a single grant date at the same exercise price and with the same vesting schedule. If you have previously exercised a portion of an Eligible Option grant, only the portion of that grant which has not yet been exercised will be eligible to be exchanged in the Exchange Program.

Each Eligible Person who participates in the Exchange Program will receive a Replacement Option to purchase shares of Sirona common stock in exchange for each Eligible Option that is tendered and accepted for exchange in accordance with the terms of the Offer. The number of shares underlying the Replacement Option will be determined using an exchange ratio designed to result in the fair value of the Replacement Option being equal to the fair value of the Eligible Option tendered for exchange at the time immediately prior to the Eligible Option grant being cancelled. The exchange ratios will be calculated based upon the closing price of our common stock on the NASDAQ Global Select Market, which we refer to as “NASDAQ,” on the date of the exchange, which is expected to be the expiration date of this Offer, as well as other valuation assumptions.

All Eligible Options that are accepted for exchange pursuant to the Offer will be cancelled following the expiration of the Offer, currently scheduled to expire at 5:00 p.m. EDT on January 21, 2009. An Eligible Option that is accepted for exchange will no longer be exercisable after the expiration of the Offer, unless the individual who tendered it for exchange ceases to be an Eligible Person before the end of the Eligibility Period, in which event the Eligible Option will remain outstanding and exercisable in accordance with its terms, notwithstanding any action the Company may have taken to cancel the Eligible Option or issue a Replacement Option, which will be void and of no force or effect if the tendering individual ceases to be an Eligible Person before the expiration of the Eligibility Period. If you elect to exchange Eligible Options pursuant to the Offer, your election is accepted and you remain an Eligible Person through the date we grant the Replacement Options, we will grant you a Replacement Option under the 2006 Plan for each Eligible Option you have tendered for exchange. The new grant date for the Replacement Options will be the date of the exchange, which we expect will be the expiration date of this Offer, unless this Offer is extended by us.

Each Replacement Option will:

•	have a per share exercise price equal to the closing price of the Company’s common stock on NASDAQ on the new grant date;

•	be unvested at the time it is granted, and will vest according to the following schedule:

•	If and to the extent an Eligible Option was vested on January 21, 2009, a like percentage of the Replacement Option will become vested on January 21, 2010.

•

If and to the extent an Eligible Option was not vested on January 21, 2009, a like percentage of the Replacement Option will become vested on the first anniversary of the vesting date(s) on which such unvested portion of the Eligible Option would otherwise have become vested.

•	be a nonqualified stock option even if the related tendered Eligible Option was originally granted as an incentive stock option;

•	have the same expiration date as the exchanged Eligible Option; and

•

have identical terms and conditions as the exchanged Eligible Option, except for the new exercise price, the right to purchase fewer shares and the new vesting schedule, including the proportional adjustment of the vesting schedule to reflect the lower number of shares subject to the Replacement Option.

Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your Eligible Options. You must make your own personal decision whether to elect to exchange your Eligible Options. We urge you to consult your personal financial and tax advisors before deciding whether to elect to exchange your Eligible Options.

This Offer is not conditioned upon a minimum aggregate number of Eligible Options being tendered for exchange. This Offer is subject to certain conditions which we describe in Section 7.

Shares of our common stock are quoted on NASDAQ under the symbol “SIRO.” On December 17, 2008, the closing sales price of our common stock as quoted on NASDAQ was $10.60 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Program.

As of December 18, 2008, options to purchase 2,269,700 shares of our common stock were granted and outstanding under the 2006 Plan. Of these options, Eligible Persons held Eligible Options to purchase a total of 1,041,500 shares of our common stock. The shares of common stock issuable upon exercise of Eligible Options by Eligible Persons represent approximately 2.0% of the total shares of our common stock outstanding as of December 18, 2008, including shares subject to options granted and outstanding under all of Sirona’s stock option plans.

IMPORTANT

If you wish to participate in the Exchange Program, an individualized Election Form is included with this offering memorandum. Election Forms should be sent to Sirona Dental Systems, Inc.:

•	by regular mail to Sirona Dental Systems, Inc., 30-30 47th Avenue, Suite 500, Long Island City, New York 11101, Attn: Investor Relations;

•	by facsimile to (718) 482-2516; or

•	by e-mail to optionexchangeacceptance@sirona.com.

Election Forms should not be sent via inter-office mail.

To participate, your Election Form must be received by us no later than 5:00 p.m. EDT on January 21, 2009, unless this Offer is extended. You will receive a confirmation by e-mail after our receipt of your completed Election Form. If your Eligible Options are properly tendered for exchange, and are not properly withdrawn and are accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares you are entitled to purchase with your Replacement Options and their per share exercise price.

Sirona has not authorized any person to make any recommendation on our behalf as to whether you should exchange or refrain from exchanging your Eligible Options pursuant to this Offer. You should rely only on the information contained in this document or other information to which we have referred you. Sirona has not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this offering memorandum or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information other than the information and representations contained in this offering memorandum, you must not rely upon that recommendation, information or representation as having been authorized by Sirona.

Nothing in this offering memorandum shall be construed to give any person the right to remain in the employ of Sirona or any of its subsidiaries or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted by law. Nothing in this offering memorandum should be considered a contract or guarantee of employment, wages or compensation.

Sirona reserves the right to amend or terminate the 2006 Plan, at any time, and the grant of an option under the 2006 Plan or any of Sirona’ other stock option plans or this Offer, does not in any way obligate Sirona to grant additional options or offer further opportunities to participate in any offer to exchange at any future time. The grant of any option and any future options granted under any Plan or in relation to this Offer is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, termination or similar pay, other than to the extent required by applicable law.

v

INDEX TO SUMMARY TERM SHEET

		Page
EXCHANGE PROGRAM DESIGN AND PURPOSE		1
1.	What is the Exchange Program?	1
2.	Why are we conducting the Exchange Program?	1
3.	What are Eligible Options?	1
4.	Who are Eligible Persons?	2
5.	Who is not eligible to participate in the Exchange Program?	2
6.	What are Replacement Options?	2
7.	How are Replacement Options different from Eligible Options?	2
8.	When will the Replacement Options vest?	2
9.	How many shares will I be able to purchase if I exercise a Replacement Option?	3
10.	How will the number of shares I will be entitled to purchase pursuant to a Replacement Option be determined?	3
11.	What is the Black-Scholes valuation model?	4
12.	Do I have to participate in the Exchange Program?	4
13.	When must I be an Eligible Person?	4
14.	Does participation in the Exchange Program create a right to continued employment?	4
15.	What happens if I leave Sirona because my employment is terminated by the Company, I die or I otherwise become ineligible at any time during the Eligibility Period?	4
16.	Why can’t I just be granted additional options?	4
17.	If I participate in the Exchange Program, what will happen to the Eligible Options that I exchange?	4
18.	What will happen to Eligible Options that I choose not to exchange?	5
19.	Will my participation in the Exchange Program affect my eligibility to receive future stock option grants?	5
20.	What are the conditions to this Offer?	5
ADMINISTRATION AND TIMING OF EXCHANGE PROGRAM		5
21.	How do I participate in the Exchange Program?	5
22.	How will I know Sirona received my Election Form?	5
23.	How will I know my options were exchanged?	5
24.	Is Sirona required to accept my Eligible Options for exchange?	6
25.	How do I obtain information about all of my existing stock options?	6
26.	Must I submit my Eligible Option grant documents with my Election Form?	6
27.	What is the deadline to elect to participate in the Exchange Program?	6
28.	What will happen if my Election Form is not received as required by the deadline?	6
29.	May I withdraw or change my election?	6
30.	How do I withdraw or change my election?	7
31.	If I have several different Eligible Option grants, may I elect to exchange one grant but not the others?	7
32.	May I exchange the remaining portion of an Eligible Option that I have already partially exercised?	7
33.	May I select which portion of an Eligible Option to exchange?	7
34.	May I exchange both the vested and unvested portions of an Eligible Option?	7
35.	When will I receive my Replacement Option grant documents?	7
36.	What if my employment with Sirona is terminated after the date the Replacement Options are granted?	7
37.	After I receive Replacement Options, what happens if my Replacement Options end up underwater?	8
OTHER IMPORTANT QUESTIONS		8
38.	Are there any U.S. federal income tax consequences to my participation in the Exchange Program?	8
39.	How should I decide whether or not to participate?	8

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Offer. We urge you to read the following questions and answers carefully. We also urge you to read the remainder of this offering memorandum where you can find a more complete description of the topics in this Summary Term Sheet and the Election Form. Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program. Please review these questions and answers and the other materials provided to ensure that you are making an informed decision regarding whether or not to participate in the Exchange Program.

The questions and answers have been separated into three categories:

•	Exchange Program Design and Purpose

•	Administration and Timing of Exchange Program

•	Other Important Questions

EXCHANGE PROGRAM DESIGN AND PURPOSE

1.	What is the Exchange Program?

The Exchange Program is a program being offered by Sirona to allow Eligible Persons to exchange their Eligible Options for Replacement Options. The Exchange Program is voluntary and will allow Eligible Persons to choose whether to keep their Eligible Options at the existing exercise prices or to exchange those options for Replacement Options. The Exchange Program does not pertain to, and will have no affect on, any options you own other than Eligible Options.

2.	Why are we conducting the Exchange Program?

Stock options for employees and consultants are very important to Sirona’s compensation program and philosophy. We rely heavily on the specialized skills and expertise of our employees and consultants to implement our strategic initiatives, expand and develop our business, and satisfy customer needs. Sirona, like many companies, uses stock options as a means of attracting, motivating and retaining high performing employees and consultants, particularly at the director seniority level and above. At Sirona, stock options constitute a key part of our incentive and retention programs because we believe (as does our board of directors) that equity compensation encourages us to act like owners of the business, motivating us to work toward our success and rewarding our contributions by allowing us to benefit from increases in the value of our shares.

Many of our employees and consultants now hold stock options that are ‘underwater’, meaning they have exercise prices significantly higher than the current market price of our common stock. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees and consultants view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees and consultants, these options are ineffective at providing the necessary incentives and retention value. We believe this exchange offer addresses these issues by providing a way for eligible employees to exchange their out-of-the-money stock options for options that are closer to our current trading price, if they choose to do so.

3.	What are Eligible Options?

Eligible Options are those currently outstanding options to purchase from Sirona shares of Sirona stock that (i) had an exercise price on December 18, 2008 equal to or greater than $21.32 per share (which means options granted on December 11, 2006, December 13, 2006, September 10, 2007, December 11, 2007 and October 1, 2008), and (ii) are held by Eligible Persons.

4.	Who are Eligible Persons?

An individual will be eligible to participate in the Exchange Program, provided that, during the entire period from and including December 18, 2008 through the date the Replacement Options are granted, he or she satisfies all of the following conditions:

•

Is actively employed by, or providing consulting services to, Sirona or a subsidiary of Sirona, or is receiving long-term disability benefits from Sirona, or is on one of the following short-term leaves, as defined by Sirona:

•	Military leave;

•	Short-term disability leave;

•	Family medical leave;

•	Short-term personal leave;

•	Health leave;

•	Other short-term leave approved by Sirona; and

•	Holds at least one Eligible Option.

5.	Who is not eligible to participate in the Exchange Program?

The following individuals are not eligible to participate in the Exchange Program:

•	Retirees;

•	Persons on short-term leave other than one of the short-term leaves described in the answer to Question 4;

•	Terminated employees; and

•	Members of the Board of Directors of Sirona.

6.	What are Replacement Options?

Replacement Options are the options that will be granted to Eligible Persons in exchange for tendered and accepted Eligible Options.

7.	How are Replacement Options different from Eligible Options?

Each Replacement Option will represent the right to purchase fewer shares at a lower exercise price per share than the Eligible Option for which it is exchanged. The exercise price of the Replacement Option will be equal to the closing price of the Company’s common stock on NASDAQ on the Offer’s expiration date, when the Replacement Options will be granted (currently expected to be January 21, 2009).

Other than the number of shares that may be purchased, the exercise price and the vesting schedule, the terms and conditions of the Replacement Options, including the expiration dates, will be substantially the same as the respective Eligible Options for which they are exchanged. The vesting schedule in each Replacement Option will be as set forth in the answer to Question 8, but the respective numbers of shares for which the option will vest on each date will be reduced proportionally to reflect the lower number of shares subject to the Replacement Option.

8.	When will the Replacement Options vest?

Each Replacement Option will be unvested at the time it is granted and will become vested on the basis of the Eligible Person’s continued service with Sirona or its subsidiaries in accordance with and subject to the terms of the Replacement Option and the 2006 Plan.

The new vesting schedule for a Replacement Option is as follows:

•	If and to the extent an Eligible Option was vested on January 21, 2009, a like percentage of the Replacement Option will become vested on January 21, 2010.

•

If and to the extent an Eligible Option was not vested on January 21, 2009, a like percentage of the Replacement Option will become vested on the first anniversary of the vesting date(s) on which such unvested portion of the Eligible Option would otherwise have become vested.

For example, assume an Eligible Option is fully vested on January 21, 2009 and that the Eligible Option is exchanged for a Replacement Option under the Exchange Program. Subject to continuing employment or service conditions, the Replacement Option will not be vested upon grant but will become fully vested on January 21, 2010.

As another example, assume an Eligible Option vests in four equal 25% increments starting July 1, 2008, so that, on January 21, 2009, the Eligible Option is 25% vested. If the Eligible Option is exchanged for a Replacement Option under the Exchange Program, then, subject to continuing employment or service conditions, the Replacement Option will become 25% vested on January 21, 2010, and 25% vested on each of July 1, 2010, July 1, 2011 and July 1, 2012 in four annual 25% increments starting January 21, 2010.

9.	How many shares will I be able to purchase if I exercise a Replacement Option?

Your Replacement Option will represent the right to purchase fewer shares than the Eligible Option tendered for exchange. The number of shares represented by your Replacement Option will be determined using an exchange ratio designed to result in the fair value of the Replacement Option being equal to the fair value of the exchanged Eligible Option at the time immediately prior to the Eligible Option being cancelled. The exchange ratios used in this Offer will be calculated by our independent compensation consultant using the Black-Scholes option valuation model and based upon the closing price of our common stock on NASDAQ on the exchange date, which is expected to be the expiration date of this Offer, as well as other valuation assumptions.

The Eligible Option Information Sheet that you received along with this Offer document and the Election Form includes hypothetical examples of the number of Replacement Options that may be granted at various assumed exercise prices. As noted on the Eligible Option Information Sheet, the number of Replacement Options shown on the Eligible Option Information Sheet are hypothetical examples only and are based on assumptions made as of the date noted on the Eligible Option Information Sheet. The actual number of Replacement Options granted in exchange for tendered Eligible Options will be determined based upon the NASDAQ closing price of our common stock on the exchange date, which is expected to be the expiration date of this Offer, as well as other valuation assumptions. The Replacement Options granted will be rounded down to the nearest whole number on a grant-by-grant basis. Adjustments to any of the assumptions, such as a change in the volatility of our common stock, used to calculate the information in the Eligible Option Information Sheet will result in a change to the number of Replacement Options that may be granted under this Offer. As a result, the number of Replacement Options set forth in the Eligible Option Information Sheet may not represent the actual number of Replacement Options that you would receive in this Offer.

10.	How will the number of shares I will be entitled to purchase pursuant to a Replacement Option be determined?

The number of shares you will be entitled to purchase pursuant to a Replacement Option will be determined as follows:

•	multiplying (i) the number of shares you would have been entitled to purchase pursuant to the Eligible Option you exchanged for the Replacement Option by (ii) the applicable exchange ratio; and

•	rounding the resulting number to the nearest whole number.

The exchange ratios will be determined as described in the answer to Question 9, and as further described in Section 8.

11.	What is the Black-Scholes valuation model?

The Black-Scholes valuation model is a widely-used and generally accepted option valuation methodology that provides an estimate of the fair value of a stock option. It is the same model Sirona uses to value its stock options for financial statement reporting purposes.

12.	Do I have to participate in the Exchange Program?

No. Participation in the Exchange Program is completely voluntary. Although the Board of Directors has approved making this Offer to you, neither Sirona nor the Board of Directors is making any recommendation as to your participation in the Exchange Program. The decision to participate must be yours. We urge you to consult your personal financial and tax advisors for advice on the tax and other investment-related implications of participating in the Exchange Program. Since the exchange ratios and the exercise price of the Replacement Options will not be determined until the exchange date (currently anticipated to be January 21, 2009), you should consider, before the termination of this Offer, whether any changes in the market price of the Company’s common stock between the date hereof and January 21, 2009 affects a decision whether or not to participate in the Exchange Program.

13.	When must I be an Eligible Person?

To participate in the Exchange Program, you must be an Eligible Person throughout the entire Eligibility Period, which runs from and includes the date this Offer commences (December 18, 2008), through the date the Replacement Options are granted (currently anticipated to be January 21, 2009). If you are not an Eligible Person throughout the entire Eligibility Period, any election you make to participate in this Offer will be automatically voided and your existing Eligible Options will remain outstanding and unchanged.

14.	Does participation in the Exchange Program create a right to continued employment?

No. Your participation in the Exchange Program gives you no legal or other right to continued employment for any period.

15.	What happens if I leave Sirona because my employment is terminated by the Company, I die or I otherwise become ineligible at any time during the Eligibility Period?

If you are not an Eligible Person for any reason at any time during the Eligibility Period, including on the date Replacement Options are granted (currently anticipated to be January 21, 2009), any election you make to participate in the Exchange Program will be automatically voided and the Eligible Options you tendered for exchange will remain outstanding, in accordance with the terms and conditions of the option grant documents for those Eligible Options.

16.	Why can’t I just be granted additional options?

An additional grant of options to all Eligible Persons could have a negative effect on our stock dilution, outstanding shares and share price.

17.	If I participate in the Exchange Program, what will happen to the Eligible Options that I exchange?

Eligible Options that are accepted for exchange under the Exchange Program will be cancelled on the date the Replacement Options are granted, which is expected to be the expiration date of the Offer. The shares of Sirona common stock underlying any canceled Eligible Option will be available to be awarded under the 2006 Plan, including in the form of Replacement Options.

18.	What will happen to Eligible Options that I choose not to exchange?

Eligible Options that you choose not to exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date.

19.	Will my participation in the Exchange Program affect my eligibility to receive future stock option grants?

Participation or non-participation in the Exchange Program will have no effect on your consideration for future stock option grants. Your eligibility is determined under the terms and conditions of the 2006 Plan.

20.	What are the conditions to this Offer?

This Offer is subject to a number of conditions, including the conditions described in Section 7. Please read this entire offering memorandum for a full description of all of the terms and conditions of this Offer. There is no minimum number of Eligible Options that must be tendered in this Offer.

ADMINISTRATION AND TIMING OF EXCHANGE PROGRAM

21.	How do I participate in the Exchange Program?

Election instructions along with the required documentation to make your exchange election are enclosed with this offering memorandum. To participate, you must complete and submit the enclosed Election Form, which must be received by us no later than 5:00 p.m. EDT on January 21, 2009, unless this Offer is extended. Election Forms may be submitted by any one of the following methods:

•	faxed to: (718) 482-2516;

•	mailed to: Sirona Dental Systems, Inc., 30-30 47th Avenue, Suite 500, Long Island City, New York 11101, Attn: Investor Relations; or

•	scanned and e-mailed to: optionexchangeacceptance@sirona.com.

Election Forms should not be returned via inter-office mail. If you have any questions about the election process, please send an e-mail directly to optionexchangeacceptance@sirona.com. You may also call (718) 482-2285. You will have the ability to leave a voice message on these extensions.

22.	How will I know Sirona received my Election Form?

You will receive a confirmation by e-mail after we receive your completed Election Form. If you do not receive a confirmation, please call (718) 482-2285 or send an e-mail directly to optionexchangeacceptance@sirona.com.

23.	How will I know my options were exchanged?

If your Eligible Options are properly tendered for exchange and accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that those options have been accepted for exchange and cancelled and will set forth the number of Replacement Options that have been granted to you and their exercise price.

24.	Is Sirona required to accept my Eligible Options for exchange?

We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept, promptly after the expiration of this Offer, all Eligible Options properly tendered for exchange that are not validly withdrawn.

25.	How do I obtain information about all of my existing stock options?

You may view your current option holdings by contacting the Morgan Stanley Financial Advisor Team at:

1211 Avenue of the Americas – 34th Floor

New York, NY 10036

Phone: (800) 392-0354/(212) 903-7685

Facsimile: (212) 459-9732/(212) 765-9588

Email: blair.horne@morganstanley.com

In addition, you may access your account on the Morgan Stanley website at https://www.msdw-spa.com, or by contacting the Morgan Stanley Financial Advisor Team between the hours of 8:00 AM and 5:00 PM Eastern Time on all business days that the New York Stock Exchange is open. To access the Morgan Stanley website you will need your Employee ID# and password. This unique ID (Sirona Dental Employee Number) and Password (for U.S. citizens, the last six digits of your Social Security number; for international participants, a 6 digit PIN) was provided to you in the welcome packet you received from Morgan Stanley. If you have forgotten your Sirona Dental Employee ID or password, please contact the Morgan Stanley Financial Advisor Team.

26.	Must I submit my Eligible Option grant documents with my Election Form?

No. You do not need to submit any option grant documents in order to tender Eligible Options for exchange.

27.	What is the deadline to elect to participate in the Exchange Program?

The deadline to participate in the Exchange Program is 5:00 p.m. EDT on January 21, 2009 unless this Offer is extended by us. This means that your completed Election Form must be received by us before that time. Election Forms can be submitted by any one of the permitted methods set forth in the answer to Question 21. Election Forms should not be returned via inter-office mail.

We may, in our discretion, extend this Offer at any time, but we cannot assure you that this Offer will be extended or, if extended, for how long. If this Offer is extended, we will make a public announcement of the extension as described in Section 14. If this Offer is extended, you must deliver your Election Form before the time to which this Offer is extended.

28.	What will happen if my Election Form is not received as required by the deadline?

If your Election Form is not received by us by the deadline, then you will not be able to participate in the Exchange Program and all stock options currently held by you will remain unchanged, including the exercise price and number of underlying shares.

29.	May I withdraw or change my election?

Yes. You may withdraw or change a previously submitted election to exchange Eligible Options at any time before 5:00 p.m. EDT on January 21, 2009. If this Offer is extended by us beyond that time, you can withdraw or change your election at any time before the time to which this Offer is extended.

30.	How do I withdraw or change my election?

To withdraw or change your previously submitted Election Form, you must request a replacement Election Form and submit it in the same manner set forth in the answer to Question 22, and we must receive the replacement Election Form before the expiration of this Offer at 5:00 p.m. EDT on January 21, 2009. It is your responsibility to confirm that we have received your replacement Election Form before the expiration of this Offer. In all cases, the last Election Form submitted and received prior to the expiration of this Offer will prevail.

31.	If I have several different Eligible Option grants, may I elect to exchange one grant but not the others?

Yes. If you were issued more than one Eligible Option grant, you may make a separate election for each grant. If you elect to tender an Eligible Option for exchange, you must exchange the entire unexercised portion of that grant. Partial exchanges of a grant are not permitted.

32.	May I exchange the remaining portion of an Eligible Option that I have already partially exercised?

Yes, any remaining outstanding, unexercised Eligible Options may be exchanged.

33.	May I select which portion of an Eligible Option to exchange?

No. If you choose to exchange an Eligible Option, the entire outstanding, unexercised Eligible Option must be exchanged.

34.	May I exchange both the vested and unvested portions of an Eligible Option?

Yes. Each Eligible Option exchanged must be exchanged in its entirety, whether or not it is fully vested. Each Replacement Option will be unvested at the time it is granted and will become vested according to a new vesting schedule described in the answer to Question 8.

35.	When will I receive my Replacement Option grant documents?

We will grant the Replacement Options shortly following the time the Eligible Options you tendered to exchange are accepted and cancelled. If this Offer expires on January 21, 2009, we would expect the exchange and the grant of the Replacement Options to occur on that day. Grant documents for the Replacement Options will be mailed to you thereafter.

36.	What if my employment with Sirona is terminated after the date the Replacement Options are granted?

If your employment with Sirona is terminated for any reason after the date Replacement Options are granted to you (or you live in Germany and you receive or give notice of termination from the Company), you will have the same exercise rights, if any, under each of your Replacement Options that you would have had under the Eligible Option exchanged for that Replacement Option, but with respect to the smaller number of shares, lower exercise price and the new vesting schedule provided for in the Replacement Option.

Each Replacement Option will have the same expiration date and be subject to the same forfeiture conditions as the corresponding Eligible Option, subject to the new vesting schedule.

37.	After I receive Replacement Options, what happens if my Replacement Options end up underwater?

We are conducting the Exchange Program at this time because of Sirona’s recent stock price decline. We can provide no assurance as to the price of our common stock at any time in the future. Moreover, we cannot speculate on whether we will ever conduct another exchange program at any time in the future should your Replacement Options end up underwater.

OTHER IMPORTANT QUESTIONS

38.	Are there any U.S. federal income tax consequences to my participation in the Exchange Program?

If you accept this Offer, we believe, under current U.S. law, you will not recognize income for U.S. federal income tax purposes upon the receipt of Replacement Options in exchange of your Eligible Options. All Replacement Options will be characterized as “non-qualified” options for federal income tax purposes. Basically, this means that, if you elect to exchange an Eligible Option that is an “incentive stock option” or ISO (within the meaning of Section 422 of the Internal Revenue Code), you will not be eligible for ISO tax treatment with respect to the corresponding Replacement Option. This and other tax considerations relating to the exchange and the Replacement Options are described in Section 13 below under the heading “Material U.S. Federal Income Tax Consequences.” You should review this information carefully before deciding whether or not to participate in this Offer. You should also consult your personal tax advisor with any questions regarding the tax consequences of participating in the Exchange Program in the context of your own situation.

39.	How should I decide whether or not to participate?

The decision to participate must be each individual Eligible Person’s personal decision, and it will depend largely on each Eligible Person’s assumptions about the performance of publicly-traded stocks generally, our own stock price and our business. We suggest that you consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program.

RISK FACTORS

Participation in the Offer involves a number of potential risks and uncertainties, including those described below. The risks and uncertainties below and the risks and uncertainties set forth in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, filed on December 4, 2008 and incorporated herein by reference; highlight the material risks of participating in the Offer. Eligible Persons should consider these risks and uncertainties, among other things, and are encouraged to speak with a financial, tax or legal advisor as necessary before deciding whether or not to participate in the Offer. In addition, we urge you to read all of the materials relating to the Offer before deciding whether or not to tender your Eligible Awards for exchange.

Risks Related to this Exchange Offer

You will receive new options covering fewer shares than the Eligible Options that you tender for exchange under this exchange offer.

We have designed this Offer to make the issuance of the Replacement Options accounting expense neutral to Sirona, which means that the number of shares represented by a Replacement Option will be determined using an exchange ratio designed to result in the fair value of the Replacement Option being equal to the fair value of the Eligible Option tendered for exchange at the time the Replacement Option is granted. As a result, you will be issued Replacement Options that will represent the right to purchase fewer shares than the Eligible Options tendered for exchange at a lower exercise price. The exchange ratios used to determine the actual number of shares that you will have the right to purchase under the Replacement Options will be based upon the closing price of our common stock as reported on NASDAQ on the exchange date, which is expected to be the expiration date of this Offer, as well as various valuation assumptions under the Black-Scholes pricing model, and thus you will not know the actual number of shares that you will have the right to purchase under the Replacement Options at the time that you tender your Eligible Options for exchange.

If the price of our common stock increased after the date on which your Eligible Options were cancelled, your cancelled Eligible Options might have been worth more than the Replacement Options that you received in exchange for them.

Because you will receive new options covering fewer shares than the Eligible Options surrendered, it is possible that, at some point in the future, your exchanged Eligible Options would have been economically more valuable than the new Replacement Options issued pursuant to this Offer. For example, assume, for illustrative purposes only, that you exchange Eligible Options for 20,000 shares with an exercise price of $31.81, that you receive a grant of 9,400 new Replacement Options and the exercise price of the new Replacement Options is $12 per share, and three years after the new grant date the price of our common stock had increased to $49.50 per share. Under this example, if you had kept your exchanged Eligible Options and sold all 20,000 shares at $49.50 per share, you would have realized a pre-tax gain of $353,300, but if you exchanged your Eligible Options and sold the shares subject to the new Replacement Options, you would only realize a pre-tax gain of $352,500.

If you exchange Eligible Options for new Replacement Options and you cease providing services to us before the shares represented by the new Replacement Options vest, you will forfeit any unvested portion of your new Replacement Options.

If you elect to participate in this Offer, each new Replacement Option issued to you will have the vesting schedule described herein. Generally, if you cease to provide services to us (or you live in Germany and you receive or give notice of termination from the Company), your new Replacement Options will cease to vest and any unvested portion of your new Replacement Options will be cancelled as of the date you ceased to provide services. Accordingly, if you exchange Eligible Options for new Replacement Option and you cease providing services to us (or you live in Germany and you receive or give notice of termination from the Company) before the shares represented by the Replacement Option vest, you will forfeit any unvested portion of your new Replacement Option even if the shares represented by the Eligible Options were vested at the time the Eligible Options were tendered for exchange or would have otherwise have become vested before your employment terminates.

Nothing in this Offer should be construed to confer upon you the right to remain an employee or consultant of Sirona or one of our subsidiaries. The terms of your employment or consultancy with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ or consultancy until the grant date or vesting dates for the new Replacement Options or thereafter.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this exchange offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

Business-Related Risks

For a discussion of risks associated with our business, please see the discussion of risks related to our business under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2008.

THIS OFFER

SECTION 1. Eligibility; Number of Options; Expiration Time.

Upon the terms and subject to the conditions of this Offer, we will grant Replacement Options under the 2006 Plan in exchange for Eligible Options that are properly tendered for exchange and not validly withdrawn in accordance with Section 4 before the “Expiration Time,” as we have defined this term below.

An individual will be eligible to participate in the Exchange Program, provided that during the entire Eligibility Period, which runs from and includes December 18, 2008 through the date the Replacement Options are granted, he or she satisfies all of the following conditions:

•

Is actively employed by, or providing consulting services to, Sirona or a subsidiary of Sirona, or is receiving long-term disability benefits from Sirona, or is on one of the following short-term leaves, as defined by Sirona:

•	Military leave;

•	Short-term disability leave;

•	Family medical leave;

•	Short-term personal leave;

•	Health leave;

•	Other short-term leave approved by Sirona; and

•	Holds at least one Eligible Option.

Members of the Board of Directors of Sirona are not eligible to participate in this Offer.

Even if you are an Eligible Person when the Exchange Program commences, you will not be eligible to exchange Eligible Options for Replacement Options unless you continue to meet all of the conditions of an Eligible Person throughout the entire Eligibility Period, including the date on which the Replacement Options are granted.

This Offer’s Expiration Time is 5:00 p.m. EDT on January 21, 2009, unless and until we, in our sole discretion, extend the period of time during which this Offer will remain open. If we extend the period during which this Offer remains open, the Expiration Time will be the latest time and date at which this Offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend this Offer.

If you elect to exchange Eligible Options, you must exchange all of each Eligible Option grant that you elect to exchange. For this purpose, an Eligible Option grant includes all of a grant made to you on a single grant date with the same exercise price and vesting schedule. If you have previously exercised a portion of an Eligible Option grant, only the portion of that grant which has not been exercised will be eligible to be exchanged for a Replacement Option.

If you properly tender one or more Eligible Options that are accepted for exchange, the exchanged Eligible Options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive Replacement Options to acquire a certain number of shares determined as described in Section 8, subject to adjustments for any future stock splits, stock dividends and similar events and in accordance with the terms of the applicable Plan. An Eligible Option that is accepted for exchange will no longer be exercisable after the expiration of the Offer, unless the individual who tendered it for exchange ceases to be an Eligible Person before the end of the Eligibility Period, in which event the Eligible Option will remain outstanding and exercisable in accordance with its terms, notwithstanding any action the Company may have taken to cancel the Eligible Option or issue a Replacement Option, which will be void and of no force or effect if the tendering individual ceases to be an Eligible Person before the expiration of the Eligibility Period.

The number of shares represented by the Replacement Options will be determined using an exchange ratio designed to result in the fair value of the Replacement Options at the time the Replacement Options are granted being equal to the fair value of the Eligible Options tendered for exchange at the time immediately prior to the Eligible Options being cancelled. The exchange ratios used in this Offer will be calculated by our independent compensation consultant using the Black-Scholes option valuation model and based upon the closing price of our common stock as reported on NASDAQ on the exchange date, which is expected to be the expiration date of this Offer, as well as other valuation assumptions.

Unless prevented by law or applicable regulations, each Eligible Option accepted for exchange and cancelled will be replaced with a Replacement Option granted under the 2006 Plan. Each Replacement Option will represent the right to purchase at a lower exercise price per share fewer shares than the Eligible Option for which it is exchanged. The exercise price of the Replacement Options will be equal to the closing price of the Company’s common stock on NASDAQ on the grant date, which will be the date of the exchange.

We will not grant any Replacement Options exercisable for fractional shares. Instead, if the exchange ratio, when applied to an exchange of an Eligible Option for a Replacement Option, yields a fractional amount of shares, we will round to the nearest whole number the shares to be covered by that Replacement Option.

Each Replacement Option will:

•	have a per share exercise price equal to the closing price of the Company’s common stock on NASDAQ on the grant date;

•	have the same expiration date as the exchanged Eligible Option;

•	continue to be exercisable on substantially the same terms (other than vesting, exercise price and number of shares) as the exchanged Eligible Option;

•	be a nonqualified stock option even if the related tendered Eligible Option was originally granted as an incentive stock option; and

•	will be unvested at the time it is granted, and will vest according to the following schedule:

•	If and to the extent an Eligible Option was vested on January 21, 2009, a like percentage of the Replacement Option will become vested on January 21, 2010.

•

If and to the extent an Eligible Option was not vested on January 21, 2009, a like percentage of the Replacement Option will become vested on the first anniversary of the vesting date(s) on which such unvested portion of the Eligible Option would otherwise have become vested.

For example, assume an Eligible Option is fully vested on January 21, 2009 and that the Eligible Option is exchanged for a Replacement Option under the Exchange Program. Subject to continuing employment or service conditions, the Replacement Option will not be vested upon grant but will become fully vested on January 21, 2010.

As another example, assume an Eligible Option vests in four equal 25% increments starting July 1, 2008, so that, on January 21, 2009, the Eligible Option is 25% vested. If the Eligible Option is exchanged for a Replacement Option under the Exchange Program, then, subject to continuing employment or service conditions, the Replacement Option will become 25% vested on January 21, 2010 and 25% vested on each of July 1, 2010, July 1, 2011 and July 1, 2012 in four annual 25% increments starting January 21, 2010.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements.

SECTION 2. Purpose of this Offer.

We believe that an effective and competitive employee/consultant incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees and consultants to implement our strategic initiatives, develop our business and satisfy customer needs. At Sirona, stock options constitute a key part of our incentive and retention programs because our board of directors believes that equity compensation encourages employees and consultants to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Many of our employees and consultants now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, on December 17, 2008, the closing price of our common stock on NASDAQ was $10.60 per share and the weighted average exercise price of outstanding options with exercise prices greater than $21.32 was $34.85. Consequently, as of December 18, 2008, 1,041,500 shares of outstanding Eligible Options were “underwater,” meaning that the exercise price of the outstanding stock option was less than the closing market price for our stock on December 17, 2008. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees and consultants, these options are ineffective at providing the incentives and retention value that our board believes are necessary to motivate our management and our employees and consultants to complete and deliver the important strategic and operational initiatives that we developed to increase long-term stockholder value. In addition to providing key incentives to our employees and consultants, this Offer is also designed to benefit our stockholders by reducing the overhang from outstanding stock options and by providing us better retention tools for our key contributors due to the extended vesting terms for certain of the new options. For example, assuming, for purposes of illustration, full participation in this Offer, a hypothetical market price of $12 per share, an exercise price of the new option grants of $12 per share and exchange ratios that result in the fair value of the new Replacement Options being equal to the fair value of the Eligible Options surrendered based on valuation assumptions made as of the day the new Replacement Options are granted, we would benefit from a reduction in our overhang of outstanding stock options. The actual reduction in the overhang of our outstanding stock options that could result from this Offer could vary significantly and is dependent upon a number of factors, including the actual level of participation in this Offer.

Neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offering memorandum. You must make your own decision whether to elect to exchange your options.

SECTION 3. Procedures for Electing to Exchange Options.

Proper Exchange of Eligible Options. If you wish to participate in the Exchange Program, you should complete and return an Election Form, a copy of which accompanies this offering memorandum. Election Forms should be sent to Sirona Dental Systems, Inc. by one of the following methods:

•	by regular mail to Sirona Dental Systems, Inc., 30-30 47th Avenue, Long Island City, New York 11101, Attn: Investor Relations;

•	by facsimile to (718) 482-2516; or

•	by e-mail to optionexchangeacceptance@sirona.com.

Election Forms should not be sent via inter-office mail. To participate, your Election Form must be received by us no later than 5:00 p.m. EDT on January 21, 2009, unless this Offer is extended. You will receive a confirmation by e-mail after our receipt of your completed Election Form. If your Eligible Options are properly tendered for exchange and accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares your Replacement Options entitle you to purchase and the per share exercise price.

If we do not receive your Election Form by the Expiration Time, then you will not be able to participate in the Exchange Program, and each stock option currently held by you will remain intact with its original exercise price and with its other original terms.

The method of delivery of all documents to us, including the Election Form, is at the election and risk of the electing option holder. It is your responsibility to allow sufficient time to ensure timely delivery to and receipt by us of any documents you elect to send to us.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the exchange of Eligible Options. Our determination of these matters will be final, conclusive and binding on all persons. We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept or are not timely tendered. We also reserve the right, in our reasonable discretion, to waive any of the conditions of this Offer or any defect or irregularity in any tender of Eligible Options for exchange. If we waive any of the conditions of this Offer we will do so for all option holders. No tender of Eligible Options for exchange will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to exchange Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of the Eligible Options that you tender for exchange pursuant to this Offer will constitute our binding agreement with you upon the terms and subject to the conditions of this Offer.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the expiration of this Offer all properly tendered Eligible Options that have not been validly withdrawn.

SECTION 4. Withdrawal Rights.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 4. You may withdraw your tendered Eligible Options at any time before the Expiration Time (5:00 p.m. EDT on January 21, 2009). If the Expiration Time is extended by us, you can withdraw your tendered Eligible Options at any time until the Expiration Time as extended for this Offer.

To validly withdraw tendered Eligible Options, you must submit a replacement Election Form. We must receive the replacement Election Form before the Expiration Time. Providing us with a properly completed Election Form that specifically declines to participate in the Exchange Program and that is submitted in the manner set forth above for submission of an Election Form will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your replacement Election Form indicating the withdrawal of your tendered Eligible Options before the Expiration Time. If you elect to withdraw an Eligible Option grant, you must withdraw the entire Eligible Option grant that was granted to you on the same grant date and with the same exercise price and vesting schedule. Withdrawals that follow the aforementioned procedures will be considered valid and the applicable Eligible Options will not be considered tendered for exchange. In order to subsequently exchange Eligible Options that were subject to a valid withdrawal, you must properly re-tender for exchange those Eligible Options before the Expiration Time by following the procedures described in Section 3.

Neither Sirona nor any other person is obligated to give notice of any defects or irregularities in any Election Form submitted to withdraw previously tendered Eligible Options, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final, conclusive and binding.

SECTION 5. Acceptance of Eligible Options for Exchange and Issuance of Replacement Options.

Upon the terms and subject to the conditions of this Offer, including those conditions listed in Section 7, and promptly following the expiration of this Offer, we expect to accept for exchange Eligible Options properly tendered for exchange and not validly withdrawn before the Expiration Time. Once your Eligible Options have been accepted for exchange and cancelled, you will receive a final confirmation notice confirming that those Eligible Options have been accepted for exchange and cancelled.

If your Eligible Options are properly tendered for exchange and accepted by us, subject to the terms of this Offer, we will cancel your tendered Eligible Options, and you will be granted Replacement Options on the exchange date of this Offer. Grant documents for the Replacement Options will be mailed to you thereafter.

If you cease to be an Eligible Person at any time during the Eligibility Period, including the date the Replacement Options are granted, your election to participate in the Offer will be automatically voided and your existing Eligible Options will remain outstanding and exercisable in accordance with their respective terms, notwithstanding any action the Company may have taken to cancel the Eligible Options or issue Replacement Options.

For purposes of this Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of their Eligible Options. We intend to give you this notice by e-mail. Subject to our rights to extend, terminate and amend this Offer, you will receive your Replacement Option grant documents after the new grant date.

SECTION 6. Price Range of Common Stock Underlying the Options.

Our common stock is quoted on NASDAQ under the symbol “SIRO.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as quoted on NASDAQ.

	High	Low
Fiscal Year Ended September 30, 2007
First Quarter	$42.28	$31.75
Second Quarter	$44.20	$33.97
Third Quarter	$39.90	$31.88
Fourth Quarter	$39.90	$28.55
Fiscal Year Ended September 30, 2008
First Quarter	$38.72	$24.71
Second Quarter	$33.80	$23.91
Third Quarter	$29.96	$25.09
Fourth Quarter	$29.99	$21.11
Fiscal Year Ending September 30, 2009
First Quarter (through December 17, 2008)	$21.32	$9.85

As of December 17, 2008, the closing price of our common stock as reported by NASDAQ was $10.60 per share. There is no established trading market for employee stock options to purchase shares of our common stock.

We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Program.

SECTION 7. Conditions of this Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case subject to rules promulgated under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Time any of the following events has occurred, or has been determined by us to have occurred or likely to occur, and, in our reasonable judgment makes it inadvisable to proceed with this Offer:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acceptance for exchange or cancellation of some or all of the Eligible Options tendered for exchange pursuant to this Offer or the issuance of Replacement Options;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or any Eligible Options tendered for exchange, or to us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i) make the acceptance for exchange of, or issuance of Replacement Options for, some or all of the Eligible Options tendered for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

(ii) delay or restrict our ability, or render us unable, to accept for exchange, cancel or issue Replacement Options for some or all of the Eligible Options tendered for exchange;

(iii) materially impair (such as by increasing the accounting or other costs of this Offer to us) the contemplated benefits of this Offer to us; or

(iv) materially and adversely affect the business, condition (financial or other), income or operations of Sirona;

(c) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States;

(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v) any significant increase or decrease in the market price of the shares of our common stock;

(vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other) or operations of Sirona or on the trading in our common stock; or

(vii) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof.

(d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i) any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act (other than Luxco, SA), shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before December 18, 2008;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before December 18, 2008 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

(e) any change or changes shall have occurred in the business, condition (financial or other), assets, income or operations of Sirona that, in our reasonable judgment, is or may have a material adverse effect on Sirona.

The conditions to this Offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Time. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Time, in our reasonable discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights shall not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

SECTION 8. Source and Amount of Consideration; Terms of Replacement Options.

Consideration. Subject to applicable laws and regulations, we will issue Replacement Options to purchase shares of common stock of Sirona under the 2006 Plan in exchange for outstanding Eligible Options properly tendered for exchange and accepted by us. The number of shares of common stock subject to each Replacement Option granted pursuant to this Offer will be determined as described below, subject to adjustments for any stock splits, stock dividends and similar events affecting the common stock of Sirona and in accordance with the terms of the 2006 Plan pursuant to which the Replacement Option is granted.

The number of shares represented by the Replacement Options will be determined using an exchange ratio designed to result in the fair value of the Replacement Options at the time the Replacement Options are granted being equal to the fair value of the Eligible Options tendered for exchange at the time immediately prior to the Eligible Options being cancelled. The exchange ratios used in this Offer will be calculated by our independent compensation consultant using the Black-Scholes option valuation model and based upon the closing price of our common stock as reported on NASDAQ on the exchange date, which is expected to be the expiration date of this Offer, as well as other valuation assumptions.

The number of shares you will be entitled to purchase pursuant to a Replacement Option will be determined as follows: multiply (i) the number of shares you would have been entitled to purchase pursuant to the Eligible Option you exchanged for the Replacement Option by (ii) the applicable exchange ratio.

We will not issue any Replacement Options exercisable for fractional shares. Instead, in each case where the exchange formula yields a fractional amount of shares, we will round to the nearest whole number of shares.

The Black-Scholes valuation model, as we will apply it for purposes of this Offer and the determination of the fair value of an option, will take into account (i) the closing price of our common stock on NASDAQ on the exchange date of this Offer, (ii) the exercise price of the Eligible Option, (iii) the expected volatility of our common stock over the projected life of the option, (iv) the estimated expected life of the Eligible Option, (v) the risk-free interest rate over the projected life of the option, and (vi) the expected dividends on our common stock.

Set forth below are the exchange ratios applicable to each tranche of Eligible Options at the indicated assumed closing price of our common stock on the exchange date, which is expected to be the expiration date of this Offer.

Original Grant Date	Original Exercise Price	Exchange Ratio @$11.00	Exchange Ratio @$12.00	Exchange Ratio @$13.00	Exchange Ratio @$14.00	Exchange Ratio @$15.00	Exchange Ratio @$16.00
Dec. 13, 2006	39.46	0.33	0.37	0.40	0.44	0.47	0.50
Sept. 10, 2007	29.91	0.45	0.49	0.53	0.57	0.61	0.64
Dec. 11, 2007	31.81	0.43	0.47	0.51	0.55	0.58	0.62
October 1, 2008	21.32	0.65	0.69	0.74	0.78	0.82	0.86

The exchange ratio examples in the table above are for purposes of illustration only, and actual exchange ratios and, accordingly, the number of Replacement Options you would receive, will depend on our closing stock price on NASDAQ on the exchange date, which is expected to be the expiration date of this Offer.

Terms of Replacement Options. The terms of each Replacement Option will be substantially identical to those of the Eligible Option for which it is exchanged, except that (i) the Replacement Option is expected to be granted on the expiration date of this Offer; (ii) the Replacement Options will be subject to a new vesting schedule as described herein; (iii) the per share exercise price of the Replacement Options will be the closing price of our common stock on NASDAQ on the grant date; (iv) the number of shares underlying the Replacement Option will be less than the number of shares underlying the Eligible Option it was exchanged for and will be determined as described above; and (v) for each date in the vesting schedule, the number of shares for which the Replacement Option will vest on the new vesting date(s) will be reduced proportionally to reflect the lower number of shares subject to the Replacement Option.

The terms and conditions of your Eligible Options are set forth in the respective option grant documents evidencing those grants and in the 2006 Plan under which they are outstanding. The description of the Replacement Options set forth herein is only a summary of some of the material provisions of the option grant documents for those grants and the 2006 Plan under which they will be granted, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the applicable option grant documents and the 2006 Plan. Additional information regarding the 2006 Plan may be found in the Form S-8 registration statement and related prospectus prepared by us in connection with that Plan. These documents can be obtained by contacting us at (718) 482-2285.

Exercise. Generally, you may exercise the vested portion of your Replacement Options at any time before the option expires. Your Replacement Options will have the same expiration dates and conditions as apply to your corresponding Eligible Option.

Income Tax Consequences of the Option Exchange. Please refer to Section 13 for a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Options under this Offer.

Registration and Sale of Option Shares. All shares of common stock issuable upon exercise of options granted under the 2006 Plan, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Sirona, you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

IMPORTANT NOTE: The statements in this offering memorandum concerning the 2006 Plan and the Replacement Options are summaries. The statements are subject to, and are qualified in their entirety by reference to, the provisions of the 2006 Plan. Copies of the Plan and its related prospectus are available by contacting us at 718-482-2285.

SECTION 9. Information Concerning Sirona Dental Systems, Inc.

Sirona Dental Systems, Inc. is a leading manufacturer of high-tech dental equipment. We focus on developing innovative systems and solutions for dentists globally. We are a Delaware corporation. Our mailing address and executive offices are located at 30-30 47th Avenue, Suite 500, Long Island City, New York 11101. Our phone number is (718) 482-2011.

Certain Financial Information. Set forth below is a summary of our financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in the sections entitled “Item 6. Selected Financial Data,” and “Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008. See Section 16 for instructions on how you can obtain copies of the SEC reports that contain our audited financial statements and unaudited financial data. For information regarding the accounting consequences of this Offer, see Section 11.

The following tables set forth selected consolidated financial data at and for each of the two fiscal years ended September 30, 2008 and September 30, 2007.

Summary Consolidated Income Statements and Balance Sheets (amounts in thousands, except per share data):

	Year ended September 30, 2008	Year ended September 30, 2007
	$’000s (except for per share amounts)
Statement of Operations Data:
Revenue	$757,111	$659,949
Cost of sales	411,489	355,475

Gross profit	345,622	304,474
Operating expenses/(income):
Selling, general and administrative expense	242,293	203,597
Research and development	48,744	46,945
Provision for doubtful accounts and notes receivable	824	217
Write off of in-process research and development	—	—
Net other operating (income) / expense	(10,000)	(162)

Operating income/(loss)	63,761	53,877
Non-operating expense, net	24,825	32,100

Income/(loss) before income taxes and minority interest	38,936	21,777
Income tax provision/(benefit)	9,337	(34,877)
Minority interest	160	185

Net income/(loss)	$29,439	$56,469

Net income per share
-basic	$0.54	1.03
-diluted	$0.53	1.02

	As of September 30, 2008	As of September 30, 2007
	$’000s
Balance Sheet Data (at end of period):
Cash and cash equivalents	$149,663	$99,842
Working capital(1)	214,361	131,871
Total assets	1,659,005	1,657,743
Non-current liabilities	857,637	885,807
Total liabilities	998,036	1,048,193
Retained earnings (accumulated deficit)	38,502	9,063
Shareholders’ equity	660,343	609,066

(1)	Working capital is defined as current assets less current liabilities.

SECTION 10. Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Eligible Options.

A list of the directors and executive officers of Sirona is attached as Schedule A to this offering memorandum.

Members of our Board of Directors will not be eligible to participate in this Offer, and none of the 1,041,500 Eligible Options subject to this Offer are beneficially owned by any of our directors. Our only executive officer who beneficially owns Eligible Options and will participate in this Offer is Jonathan I. Friedman. Mr. Friedman’s beneficial ownership of Eligible Options is set forth below as of December 18, 2008:

	Shares Subject to Eligible Options Beneficially Owned	Percentage of Eligible Options
Jonathan I. Friedman	40,000	3.8

As of December 18, 2008, our directors and executive officers (12 persons) as a group held options outstanding under the 2006 Plan to purchase a total of 672,000 shares of our common stock. This number represented approximately 29% of the shares subject to all options outstanding under the 2006 Plan as of December 18, 2008.

Except for the following grants of stock options under the 2006 Plan on December 8, 2008 at an exercise price of $11.90, there were no transactions in our common stock or stock options involving any of our directors or executive officers during the 60 days prior to December 18, 2008: Jost Fischer, 200,000 options; Simone Blank, 150,000 options; Jeffrey T. Slovin, 150,000 options; Theo Haar, 50,000 options; and Jonathan I. Friedman, 12,000 options. For more detailed information on the beneficial ownership of our common stock by our directors and executive officers, you can you can consult the beneficial ownership table on page 13 of our definitive proxy statement for our 2007 annual meeting of stockholders.

Except as described in this offering memorandum and except as set forth in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, or our definitive proxy statement for our 2007 annual meeting of stockholders, and other than outstanding options and other awards granted from time to time to certain of our employees (including executive officers) and our directors under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

SECTION 11. Status of Eligible Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Each Eligible Option that we acquire pursuant to this Offer will be cancelled. Subsequently, the shares of common stock subject to an exchanged Eligible Option will be available for future awards, including as shares reserved for issuance upon exercise of the Replacement Options. Consistent with the terms of the 2006 Plan, the pool of shares available for the grant of future awards under the 2006 Plan will be increased by that number of shares equal to the difference between (a) the number of shares subject to tendered Eligible Options and (b) the number of shares subject to the corresponding Replacement Options.

We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), regarding accounting for share-based payments. Under SFAS 123(R), we will recognize the incremental compensation cost of the stock options granted in this Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of the new Replacement Options granted in exchange for surrendered Eligible Option, over the fair value of the Eligible Option surrendered in exchange for the new Replacement Options. The fair value of new Replacement Options will be measured as of the date they are granted and the fair value of the Eligible Options surrendered will be measured immediately prior to the cancellation. This incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the new Replacement Options. However, because the exchange ratios will be calculated to result in the fair value of Eligible Options surrendered being equal to the fair value of the new Replacement Options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of this Offer. As would be the case with Eligible Options, in the event that any of the new Replacement Options are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited new Replacement Options will not be recorded.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of this Offer, we cannot predict the exact amount of the charge that would result from this Offer.

SECTION 12. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Replacement Options for Eligible Options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency is required for the acquisition or ownership of our options and a procedure for obtaining such approval or other action is practically available, as contemplated in this offering memorandum, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, can be obtained or can be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept Eligible Options tendered for exchange and to grant Replacement Options for Eligible Options tendered for exchange is subject to conditions, including the conditions described in Section 7 of this offering memorandum.

SECTION 13. Material U.S. Federal Income Tax Consequences.

The following section provides a general summary of material federal income tax consequences associated with the Exchange Offer Program and the Replacement Options, and does not constitute tax advice. The information provided in this section is based on the Internal Revenue Code, Treasury Regulations and administrative and judicial authorities as of the date of this Offer, all of which may change, possibly on a retroactive basis. This section does not discuss other federal tax consequences (such as employment or estate and gift taxes) or state, local or non-U.S. tax consequences. This section may not discuss all of the tax consequences that are relevant to you in light of your particular circumstances. You should consult with your tax advisor for further information with respect to the federal, foreign, state, local, and any other tax consequences of your participation in the Exchange Program.

Federal Income Tax Consequences of the Exchange of Options. Your receipt of Replacement Options in exchange for Eligible Options pursuant to this Offer is not a taxable event for federal income tax purposes.

Federal Income Tax Consequences of Replacement Options. As stated above, the grant of a Replacement Option in exchange for an Eligible Option is not a taxable event for federal income tax purposes. In general, the federal income tax consequences associated with the exercise of a Replacement Option are similar to those applicable to the exercise of the corresponding Eligible Option (other than Eligible Options that qualified as incentive stock options under Section 422 of the Internal Revenue Code, as described in the following paragraph). Upon the exercise of a Replacement Option, you will realize ordinary income for federal income tax purposes equal to the excess of the then fair market value of the shares acquired upon the exercise over the option exercise price paid for the shares. If you are an employee, this ordinary income will be treated as wages, subject to applicable tax withholding. Your tax basis in the acquired shares will be equal to the exercise price plus the amount of ordinary income realized upon exercise. Gain or loss on a later sale of the acquired shares will be treated as long-term or short-term capital gain or loss, depending upon whether you have held the shares for more than one year before the sale.

As indicated, all Replacement Options will constitute “non-qualified” options for federal income tax purposes, subject to the tax treatment summarized in the preceding paragraph. If you hold an Eligible Option that qualifies as an “incentive stock option” or ISO (within the meaning of Section 422 of the Internal Revenue Code), you are eligible for certain favorable tax treatment with respect to the exercise of your option and later sale of the option shares. In general, the exercise of an ISO is not a taxable event for federal income tax purposes (although the option spread is taken into account as income for purposes of the alternative minimum tax) and if, among other conditions, certain holding period requirements are met, all of the gain from a later sale of the option shares is treated as long-term capital gain. To qualify for this favorable treatment, the option shares must be held for at least two years from the date the option is granted and one year from the date the option is exercised. If you hold an Eligible Option that qualifies as an ISO and you participate in the Exchange Program, the Replacement Options you receive will not qualify as an ISO. You should discuss this further with your tax advisor before you decided whether to participate in the Exchange Program with respect to any Eligible Options that qualify as ISOs.

As noted above, this discussion is only a summary of material federal income tax considerations and is not a substitute for professional tax advice. Before you decide whether to participate in the Exchange Program, we urge you to consult with your own tax advisor for an explanation of the federal income and other tax considerations that apply in the context of your own situation.

SECTION 14. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 of this offering memorandum has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and, by doing so, delay the acceptance for exchange of any Eligible Options, by giving oral or written notice of the extension to the option holders eligible to participate in the exchange or making a public announcement of the extension.

We also expressly reserve the right, in our reasonable judgment, before the Expiration Time, including the Expiration Time as the same may be extended, to terminate or amend this Offer or to postpone our acceptance and cancellation of any Eligible Options tendered for exchange upon the occurrence of any of the conditions specified in Section 7 of this offering memorandum by giving oral or written notice of the termination, amendment or postponement to the option holders eligible to participate in the Exchange Program or making a public announcement of the termination, amendment or postponement. If this Offer is terminated or withdrawn, any Eligible Options tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any termination or withdrawal of this Offer will be treated as if no offer to exchange was ever made.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 7 of this offering memorandum has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be announced no later than 9:00 a.m. EDT on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to this Offer will be disseminated promptly to Eligible Persons in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a press release. For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, EDT.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements. If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such material changes is first published, sent or given, we will extend this Offer so that this Offer is open at least 10 business days following the publication, sending or giving of such notice.

SECTION 15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to this Offer.

SECTION 16. Additional Information.

This offering memorandum is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offering memorandum does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange Eligible Options:

(a) Sirona Dental Systems, Inc.’s Annual Report on Form 10-K, for the fiscal year ended September 30, 2008 (File No. 000-22673).

(b) Sirona Dental Systems, Inc.’s Definitive Proxy Statement for the 2007 Annual Meeting of Stockholders (File No. 000-22673), filed with the SEC on January 24, 2008.

(c) Sirona Dental Systems, Inc.’s registration statement on Form S-8 (File No. 333-142798) (registering shares to be granted under the 2006 Plan), filed with the SEC on May 10, 2007.

(d) Description of our common stock contained in our registration statement on Form 8-A, dated June 10, 1997 (File No. 001-09186).

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

Our common stock is quoted on NASDAQ under the symbol “SIRO” and our SEC filings can also be read at the following NASDAQ address:

NASDAQ Operations

1735 K Street, N.W.

Washington, D.C. 20006

We will also provide, without charge, to each person to whom a copy of this offering memorandum is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Sirona Dental Systems, Inc.

Attention: Investor Relations

30-30 47th Avenue, Suite 500

Long Island City, New York 11101

or by telephoning us at (718) 482-2285.

The information contained in this offering memorandum about Sirona should be read together with the information contained in the documents to which we have referred you.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offering memorandum, you should rely on the statements made in the most recently dated document.

SECTION 17. Miscellaneous.

This offering memorandum and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should” and other words or phrases of similar meaning. Any or all of the forward-looking statements included in this offering memorandum and our SEC reports or other public statements made by us are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. These factors include, among other things, the risk factors and other cautionary statements included in our most recently filed reports on Form 10-K and Form 10-Q. Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with that law. If, after a good faith effort, we cannot comply with an applicable law, this Offer will not be made to, nor will elections to exchange Eligible Options be accepted from or on behalf of, the option holders residing in a jurisdiction where that law is applicable.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your Eligible Options pursuant to this offer. You should rely only on the information contained in this offering memorandum or other information to which we have in this offering memorandum referred you. We have not authorized anyone to give you any information or to make any representations in connection with this Offer other than the information and representations contained in this offering memorandum or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Sirona Dental Systems, Inc.

December 18, 2008

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

SIRONA DENTAL SYSTEMS, INC.

The directors and executive officers of Sirona Dental Systems, Inc. and their positions with the Company as of December 18, 2008 are set forth in the following table:

Name	Position(s) with the Company
Jost Fischer	Chairman, President and Chief Executive Officer
Simone Blank	Executive Vice President, Chief Financial Officer and Director
Jeffrey T. Slovin	Executive Vice President, Chief Operating Officer and Director
Theo Haar	Executive Vice President
Jonathan I. Friedman	General Counsel and Secretary
Nicholas W. Alexos	Director
David K. Beecken	Director
William K. Hood	Director
Arthur D. Kowaloff	Director
Harry M. Jansen Kraemer, Jr.	Director
Timothy D. Sheehan	Director
Timothy P. Sullivan	Director

The address of each director and executive officer is: c/o Sirona Dental Systems, Inc., 30-30 47th Avenue, Suite 500, Long Island City, New York 11101.

A-1